Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171541 on Form S-8 of our report dated May 17, 2011, relating to the financial statements of Noah Holdings Limited, appearing in the Annual Report on Form 20-F of Noah Holdings Limited for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

May 17, 2011